EXHIBIT 5

August 4, 2014

Certified Mail Return Receipt Requested and Overnight Delivery

Attention: Corporate Secretary
Hampden Bancorp, Inc.
19 Harrison Avenue
Springfield, Massachusetts 01102

Re:           Notice of Intent to Nominate Directors and Submit Nominees for Election

Ladies and Gentlemen:
This letter constitutes a notice of intent by MHC Mutual Conversion Fund, L.P. and Garold R. Base (each a “Stockholder” and, collectively, the “Stockholders”) to nominate two persons for election as directors of Hampden Bancorp, Inc. (the “Company”) at the 2014 Annual Meeting of Stockholders of the Company, and to submit their nominees for election at such Annual Meeting.  This notice is being provided to you pursuant to Section 6 of Article I of the Company’s Amended and Restated Bylaws, as amended to date, and is being submitted on behalf of the Stockholders by Johnny Guerry, a principal of Clover Investments, L.L.C., the general partner of MHC Mutual Conversion Fund, L.P., and Garold R. Base.

MHC Mutual Conversion Fund, L.P. hereby certifies that it is entitled to vote and beneficially owns 513,183 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  Pursuant to the Schedule 13D filed by the Stockholder with the Securities and Exchange Commission, as amended to date, the Stockholder owns 9.1% of the total common shares outstanding.  As documentary evidence of the Stockholder’s beneficial ownership, the Stockholder provides a letter of verification from the Stockholder’s broker, attached as Exhibit A hereto, showing that the Stockholder holds 513,183 shares of Common Stock (the Stockholder affirms that the documentary evidence of ownership enclosed herewith is a true and correct copy of what it purports to be).

Garold R. Base hereby certifies that he is entitled to vote and beneficially owns 2,652 shares of Common Stock.  The Stockholder beneficially own 2,652 shares of Common Stock, of which 300 shares are held in the Stockholder wife’s name.

By the fact of the Stockholders’ submission of this notice of intent to nominate and submit their nominee for election, it is the Stockholders’ understanding the Company will now generally be obligated under the federal securities laws to file a preliminary proxy statement and form of proxy with the United States Securities and Exchange Commission to allow the Commission to review and comment on such proxy materials.

The Stockholders hereby notify the Company pursuant to Section 6 of Article I of the Company’s Bylaws that the Stockholders intend to nominate Mr. Johnny Guerry and Mr. Garold Base for election to the Board of Directors of the Company at the 2014 Annual Meeting of Stockholders of the Company.  Enclosed is the written consent of Mr. Guerry and Mr. Base to be named in the proxy statement of the Stockholders and to serve as directors of the Company if elected.  The Stockholders represent (1) that the Stockholders are beneficial owners of Common Stock entitled to vote at the 2014 Annual Meeting of Stockholders and intend to appear (or will direct a qualified representative of the Stockholders to appear) in person or by proxy at such meeting to nominate Mr. Guerry and Mr. Base; and (2) that the Stockholders intend to deliver a proxy statement and form of WHITE proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominees.

Set forth below is certain information, including that required by Section 6 of Article I of the Company’s Bylaws.  The information set forth below responds fully to all of the requirements of Section 6 of Article I of the Company’s Bylaws.

(1)           As to proposed nominees:

A.           Name, Age, Business Address and Residence Address

Name	Age	Business Address	Residence Address

Johnny Guerry	32	Clover Partners, L.P. 100 Crescent Court Suite 575 Dallas, Texas 75201	6138 Norway Rd Dallas, Texas 75230
Garold R. Base	66	2100 Crown Knoll Ln. Plano, Texas 75093	2100 Crown Knoll Ln. Plano, Texas 75093

B.           Principal Occupation or Employment and Qualifications

Johnny Guerry:	Since July 2007, Mr. Guerry has been a partner of Clover Partners L.P. He is the portfolio manager of the Stockholder.

Garold R. Base:
Since January 2012, Mr. Base has owned and operated his own consulting practice under the name Base & Associates. Prior to December 31, 2011, Mr. Base served as President/Chief Executive Officer of ViewPoint Bank.

The Stockholder believes that Mr. Guerry and Mr. Base would be deemed “independent” under the NASDAQ Marketplace Rules.  The Stockholder also believes that Mr. Base would qualify as an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission (SEC) and the NASDAQ Marketplace Rules.

Mr. Guerry’s financial background, combined with his extensive knowledge of the banking industry, qualify him to serve on the Company’s board of directors.  Specifically, his extensive experience with, and understanding of, financial issues will allow him to provide the board with valuable recommendations and ideas.  In addition, Mr. Guerry’s extensive knowledge of the banking industry makes him a valuable source of information, and will allow him to provide useful insight and advice.

Mr. Base’s financial and accounting background, combined with his extensive knowledge of the banking industry and his experience as a Chief Executive Officer of financial institutions, qualify him to serve on the Company’s board of directors.  Specifically, his extensive experience with, and understanding of, financial and accounting issues will allow him to provide the board with valuable recommendations and ideas.

Furthermore, the role of an effective director inherently requires certain personal qualities, such as integrity, as well as the ability to comprehend, discuss and critically analyze materials and issues that are presented so that the director may exercise judgment and reach conclusions in fulfilling his duties and fiduciary obligations.  The Stockholder believes that the background and expertise of each of Mr. Guerry and Mr. Base, as set forth below, evidence those abilities and are appropriate to his serving on the Company’s board of directors.

C.           Shares Owned Either Beneficially or Of Record

Name of Nominee	Class	Amount

Johnny Guerry	Common	0

Garold R. Base	Common	2,652*
_______
* Includes 300 shares held in his wife’s name.

D.           Interest of Certain Persons in Matters to be Acted Upon

Except as otherwise set forth herein, Mr. Guerry is not, nor has he been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as otherwise set forth herein, Mr. Guerry does not have, nor do any of his associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Except as otherwise set forth herein, Mr. Base is not, nor has he been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as otherwise set forth herein, Mr. Base does not have, nor do any of his associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

E.           Other Information

Directorships of Other Publicly Owned Companies

Neither Mr. Guerry nor Mr. Base is presently serving as a director of any corporation, partnership or other entity that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act, or any company registered as an investment company under the Investment Company Act of 1940.

Material Proceedings Adverse to the Company

To the knowledge of the Stockholder and the nominees, there are no material proceedings to which the nominees, or any of their associates, is a party adverse to the Company or any of its subsidiaries, and neither the nominees nor any of their associates has a material interest adverse to the Company or any of its subsidiaries.

Transactions In Stock of the Company

The transactions identified on Appendix A are the only transactions during the past two years with regard to the Common Stock made by the Stockholder or the nominees.  Neither the Stockholder nor the nominees used margin account loans in connection with their transactions in Common Stock.

Arrangements or Understandings with Other Persons

Mr. Guerry has agreements with the Stockholder, whereby he is indemnified by the Stockholder for any liabilities he may incur in connection with his duties, including the intended solicitation of proxies for use at the 2014 Annual Meeting of Stockholders of the Company.  The Stockholder will reimburse Mr. Guerry and Mr. Base for any expenses that they reasonably incur in connection with the intended solicitation of proxies for use at the 2014 Annual Meeting of Stockholders of the Company.  To Mr. Guerry’s knowledge, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.  To Mr. Base’s knowledge, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.

As of the date of this letter, the Stockholder has not formally retained any person to make solicitations or recommendations to stockholders for the purpose of assisting in the election of the nominees as directors.

Absence of any Family Relationships

Mr. Guerry does not have any family relationship with any director or officer of the Company.  Mr. Base does not have any family relationship with any director or officer of the Company.

Absence of Involvement in Certain Legal Proceedings

To the knowledge of Mr. Guerry, and based on information in his possession:

a.  Since January 1, 2013, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Guerry, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of Mr. Guerry.  In addition, since January 1, 2013, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which he is or was a general partner, or any corporation or business association of which he is or was an executive officer.

b.  Mr. Guerry has not been convicted in a criminal proceeding nor has he been the named subject of any criminal proceeding which is presently pending (excluding traffic violations or similar misdemeanors).

c.  Since January 1, 2013, Mr. Guerry has not been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining (or otherwise limiting) him from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (“CFTC”) or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

d.  Since January 1, 2013, Mr. Guerry has not been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his right to be engaged in any activity described in clause c. above, or his right to be associated with persons engaged in any such activity.

e.  Since January 1, 2013, Mr. Guerry has not been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (“SEC”) or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

To the knowledge of Mr. Base, and based on information in his possession:

a.  Since January 1, 2013, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Base, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of Mr. Base.  In addition, since January 1, 2013, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which he is or was a general partner, or any corporation or business association of which he is or was an executive officer.

b.  Mr. Base has not been convicted in a criminal proceeding nor has he been the named subject of any criminal proceeding which is presently pending (excluding traffic violations or similar misdemeanors).

c.  Since January 1, 2013, Mr. Base has not been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining (or otherwise limiting) him from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the CFTC or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

d.  Since January 1, 2013, Mr. Base has not been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his right to be engaged in any activity described in clause c. above, or his right to be associated with persons engaged in any such activity.

e.  Since January 1, 2013, Mr. Base has not been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

Absence of Certain Transactions

To the best knowledge of Mr. Guerry, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Guerry nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Guerry nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

To the best knowledge of Mr. Base, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Base nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Base nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

Section 16 Compliance

Mr. Guerry is not required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company.

Mr. Base is not required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company.

(2)           As to the Nominators:

A.           Name and Address

MHC Mutual Conversion Fund, L.P.
c/o Clover Partners, L.P.
100 Crescent Court
Suite 575
Dallas, Texas 75201

The Stockholder is engaged in various interests, including investments.

Garold R. Base
2100 Crown Knoll Ln.
Plano, Texas 75093

Mr. Base has owned and operated his own consulting practice under the name Base & Associates.

Other than the parties named herein, no other stockholder is known to the Stockholders to be supporting the Stockholders’ nominees.

B. Record and Beneficial Ownership

MHC Mutual Conversion Fund, L.P. is the beneficial owner of 513,183 shares of Common Stock, and the details of the Stockholder’s beneficial ownership of Common Stock are found on Appendix B.

Garold R. Base hereby certifies that he is entitled to vote and beneficially owns 2,652 shares of Common Stock. The Stockholder beneficially own 2,652 shares of Common Stock, of which 300 shares are held in the Stockholder wife’s name.

* * *

If the Company’s board of directors or a committee thereof believes this notice is incomplete or otherwise deficient in any respect, please contact the Stockholders immediately so that the Stockholders may promptly address any alleged deficiencies.

Very truly yours,

MHC Mutual Conversion Fund, L.P.

                     /s/ Johnny Guerry
Johnny Guerry
Principal of General Partner

/s/ Garold R. Base
Garold R. Base

Appendix A

Transactions by MHC Mutual Conversion Fund, L.P. (all of the transactions were acquisitions):

Date	Number of Shares
May 11, 2011	9,560
May 18, 2011	3,300
October 24, 2011	520
January 24, 2012	22,600
May 3, 2012	10,000
May 21, 2012	33,200
May 22, 2012	22,966
May 23, 2012	25,949
May 24, 2012	26,166
June 12, 2012	15,233
June 19, 2012	21,000
August 16, 2012	175,000
September 6, 2012	3,445
December 11, 2012	3,000
December 12, 2012	4,133
December 14, 2012	2,600
December 31, 2012	100
July 16, 2013	664
July 17, 2013	1,000
July 19, 2013	900
August 12, 2013	6,180
September 3, 2013	13,514
September 4, 2013	24,627
September 9, 2013	1,485
September 10, 2013	25,000
September 11, 2013	173
September 12, 2013	3,786
September 19, 2013	28
September 20, 2013	200
September 26, 2013	1,457
September 27, 2013	1,914
October 1, 2013	1,000

Date	Number of Shares
October 10, 2013	500
November 8, 2013	9,121
November 12, 2013	200
November 14, 2013	1,000
November 20, 2013	4,141
November 25, 2013	10,000
November 25, 2013	10,000
November 26, 2013	461
December 3, 2013	100
December 5, 2013	700
December 9, 2013	3,000
December 10, 2013	2,000
December 13, 2013	7,000
December 18, 2013	2,300
December 19, 2013	1,200
December 20, 2013	600
December 23, 2013	500
December 26, 2013	700

Transactions by Johnny Guerry other than indirectly by MHC Mutual Conversion Fund, L.P.: None.

Transactions by Garold R. Base (all of the transactions were acquisitions):

Date	Number of Shares
August 16, 2012	500
August 23, 2012	300
October 25, 2012	500
November 6, 2012	195
November 7, 2012	1,157

Appendix B

Name and Address	Shares Held Beneficially	Percent of Class	Shares Held By Non-Participant Associates
MHC Mutual Conversion Fund, L.P. c/o Clover Partners, L.P. 100 Crescent Court Suite 575 Dallas, Texas 75201	513,183*	9.1%	0
Clover Partners, L.P. 100 Crescent Court Suite 575 Dallas, Texas 75201	513,183*	9.1%	0
Clover Investments, L.L.C. 100 Crescent Court Suite 575 Dallas, Texas 75201	513,183*	9.1%	0
Michael C. Mewhinney 100 Crescent Court Suite 575 Dallas, Texas 75201	513,183*	9.1%	0

*
Clover Partners, L.P., in its capacity as investment manager and general partner to MHC Mutual Conversion Fund, L.P. has power to vote the 513,183 shares of Common Stock and the power to dispose of the 513,183 shares of Common Stock held in the Fund.  Clover Investments, L.L.C., in its capacity as general partner of Clover Partners, L.P. and Mr. Mewhinney, as the managing member of Clover Investments, L.L.C., may each be deemed to beneficially own the Common Stock held in MHC Mutual Conversion Fund, L.P.

CONSENT OF PROPOSED NOMINEE

I, Johnny Guerry, hereby consent to be named in the proxy statement of the MHC Mutual Conversion Fund, L.P. to be used in connection with its solicitation of proxies from the Stockholders of Hampden Bancorp, Inc. for use in voting at the 2014 Annual Meeting of Stockholders of Hampden Bancorp, Inc. and I hereby consent and agree to serve a director of Hampden Bancorp, Inc. if elected at such Annual Meeting.

/s/ Johnny Guerry
Johnny Guerry

Dated:  August 4, 2014

4843-

CONSENT OF PROPOSED NOMINEE

I, Garold R. Base, hereby consent to be named in the proxy statement of the MHC Mutual Conversion Fund, L.P. to be used in connection with its solicitation of proxies from the Stockholders of Hampden Bancorp, Inc. for use in voting at the 2014 Annual Meeting of Stockholders of Hampden Bancorp, Inc. and I hereby consent and agree to serve a director of Hampden Bancorp, Inc. if elected at such Annual Meeting.

/s/ Garold R. Base
Garold R. Base

Dated:  August 4, 2014

Exhibit A

MORGAN STANLEY
PRIME BROKERAGE
1221 Avenue of the Americas, 4th Floor
New York, NY  10020
(212) 762-5193

8/1/2013

Secretary of the Corporation
Hampden Bancorp, Inc.
19 Harrison Avenue
Springfield, Massachusetts 01102

To Whom It May Concern:

At the request of Clover Partners LP, we are sending you this letter to verify that MHC Mutual Conversion Fund LP has continuously held shares in the common stock of Hampden Bancorp (ISIN: US40867E1073) since 5/11/2011 and currently holds 513,183 shares of this security, as of 8/01/2014, at Morgan Stanley & Co. LLC.

Regards,

/s/ Vincent Gerosa Vincent Gerosa, Managing Director Client Service Manager Morgan Stanley Prime Brokerage

While this information is based on or from sources Morgan Stanley (“MS”) believes to be reliable, no representation is made that the information is accurate, complete, or current and MS disclaims any and all liability relating to these materials, including, without limitation, any express or implied representation or warranties for statements or errors contained in, or omissions from, these materials.  The information provided is not an offer or solicitation by MS of the purchase or sale or any security or commodity.  The information provided is for private use only and is given in the strictest confidence on the express understanding that it is without any guarantee or responsibility on the part of Morgan Stanley, its parents, affiliates, their respective officers, directors and employees, and any and all of its and their successors and assigns.